MAY 26, 2005              COMPANY PRESS RELEASE       FLOWERS FOODS (NYSE: FLO)


                FLOWERS FOODS' FIRST QUARTER FISCAL 2005 RESULTS
                         AND FISCAL 2005 GUIDANCE UPDATE

THOMASVILLE, GA--Flowers Foods (NYSE: FLO) today reported net income of $20.0 million, or $.46 per share, for its 16-week first quarter ended on April 23, 2005, an increase of 46% compared to net income of $13.7 million, or $.30 per share, for the first quarter of fiscal 2004. Income from continuing operations for the first quarter was $20.0 million, or $.46 per share, compared to $17.2 million, or $.38 per share, for the first quarter last year, an increase of 16%.

Sales for the first quarter increased 10.5% to $506.0 million compared to $457.8 million for last year's first quarter. Price increases in all channels of distribution contributed 4.3% of the gain in sales while a favorable shift in product mix and increased volume contributed 6.2%. The 6.2% increase in mix and volume resulted from growth in the company's core business of 2.0%, the expansion of the company's direct-store-delivery (DSD) system into new markets and new products, which contributed 2.0%, and the September 2004 acquisition in Texas, which contributed 2.2%.

Gross margin as a percentage of sales was stable when comparing the first quarter of 2005 to the same period in 2004. This was achieved with increased sales, which offset higher energy, packaging and labor costs, including the cost to start a new bread line in the Denton, Texas facility. In addition, higher flour costs were partially offset by lower costs of other ingredients. Selling, marketing, and administrative expenses as a percentage of sales declined by one half percentage point compared to the year-ago quarter, due primarily to the higher sales which offset increased labor costs and costs associated with the geographic expansion of the company's DSD system.

Commenting on the results, George E. Deese, president and chief executive officer of Flowers Foods, said, "The strength of Flowers Foods' strategy to provide quality products through multiple distribution channels is reflected in our sales growth in both retail and foodservice channels. Product innovation in the foodservice channel, in partnership with our customers, contributed significantly to our results this quarter," Deese said. "We remain focused on sound execution through our DSD system, which enables us to grow in our core territory and expand into new markets."

The company is increasing its fiscal 2005 sales guidance to $1.650 billion to $1.675 billion from prior guidance of $1.60 billion to $1.625 billion. The company reaffirms the expectation that net income will be 3.75% to 4.0% of sales. The company's guidance represents management's estimates and targets only and is subject to risks and uncertainties as referenced below.

During the first quarter, the company acquired approximately 2.7 million shares of its common stock for $78.2 million, an average of $29.11 per share. As announced on April 12, 2005, the company purchased approximately 2.1 million shares at market price from an institutional holder during the first quarter. Since the inception of the stock repurchase plan and through the first quarter of 2005, the company has acquired approximately 4.9 million shares of its common stock for $135.7 million, an average of $27.45 per share. All shares have been purchased in accordance with the share repurchase plan approved by the board of directors in 2002, which authorizes the company to repurchase up to 7.5 million shares of common stock.

The diluted weighted average shares outstanding for the first quarter was 43.7 million shares. Accounting for share repurchases during the first quarter, the company expects the diluted weighted average shares to be approximately 42.0 million for quarters two, three, and four, and approximately 42.5 million for fiscal 2005.

During the quarter, the company used $78.2 million in cash for stock repurchases. The company drew upon its $150 million credit facility to fund these repurchases as well as to fund two previously disclosed uses of cash: a $25.0 million contribution to the company-sponsored defined benefit pension plan and a $13.4 million payment to settle stock appreciation rights that were awarded to key employees in 2001. The company expects the operating cash flow generated during this year will be sufficient to fully repay the amount drawn.

The effective income tax rate for the first quarter was 39.4%, which is higher than the estimated 38% rate the company expects for the remainder of the year. The higher tax rate for the first quarter resulted from an additional $600,000 in state income tax expense during the quarter due to the settlement of a state tax audit.

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Flowers Foods will broadcast its quarterly conference call over the Internet at 11:00 a.m. (Eastern) May 26, 2005 at http://www.flowersfoods.com/webcasts.asp. The call will be archived on Flowers' Web site, www.flowersfoods.com, and can be accessed by clicking on "Investor Center."

COMPANY INFORMATION

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 34 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley's. For more information, visit www.flowersfoods.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release and certain other written or oral statements made from time to time by the company and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding the company's future financial condition and results of operations and are often identified by the use of words and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "would," "is likely to," "is expected to" or "will continue," or the negative of these terms or other comparable terminology. These forward looking statements are based upon assumptions the company believes are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Certain factors that may cause actual results, performance, and achievements to differ materially from those projected may include, but are not limited to (a) unexpected changes in any of the following: (i) general economic and business conditions; (ii) the competitive setting in which the company operates, including changes in pricing, advertising or promotional strategies by the company or its competitors, as well as changes in consumer demand; (iii) interest rates and other terms available to the company on its borrowings; (iv) energy and raw materials costs and availability; (v) relationships with employees, independent distributors and third party service providers; and (vi) laws and regulations (including health-related issues), accounting standards or tax rates in the markets in which the company operates; (b) the loss or financial instability of any significant customer(s); (c) the company's ability to execute its business strategy, which may involve integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values; (d) the company's ability to operate existing, and any new, manufacturing lines according to schedule; (e) the level of success the company achieves in developing and introducing new products and entering new markets;
(f) changes in consumer behavior, trends and preferences, including weight loss trends; (g) the company's ability to implement new technology as required; (h) the credit and business risks associated with independent distributors and customers that operate in the highly competitive retail food industry, including the amount of consolidation in that industry; (i) customer and consumer reaction to pricing actions; (j) existing or future governmental regulations resulting from the events of September 11, 2001, the military action in Iraq and the continuing threat of terrorist attacks that could adversely affect the company's business and its commodity and service costs; and (k) any business disruptions due to political instability, armed hostilities, incidents of terrorism or the responses to or repercussions from any of these or similar events or conditions. The foregoing list of important factors does not include all such factors nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the Securities and Exchange Commission ("SEC") or in other company press releases) for other factors that may cause actual results to differ materially from those projected by the company. You should not place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Contact:

Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266 Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

                                  FLOWERS FOODS
                        CONSOLIDATED STATEMENT OF INCOME
                     (000's omitted, except per share data)


                                                                              FOR THE 16 - WEEK    For the 16 - Week
                                                                                 PERIOD ENDED        Period Ended
                                                                              -----------------    -----------------
                                                                                 APRIL 23, 2005      April 24, 2004
                                                                              -----------------    -----------------
Sales                                                                             $ 506,040           $ 457,839
Materials, supplies, labor and other production costs                               252,764             228,054
Selling, marketing and administrative expenses                                      203,991             186,434
Depreciation and amortization                                                        17,740              16,902
                                                                                  ---------           ---------
Income from continuing operations before interest, income
  taxes and minority interest (EBIT)                                                 31,545              26,449
Interest income, net                                                                  2,097               2,677
                                                                                  ---------           ---------
Income from continuing operations before income taxes and
  minority interest (EBT)                                                            33,642              29,126
Income tax expense                                                                   13,270              10,774
                                                                                  ---------           ---------
Income from continuing operations before minority interest                           20,372              18,352
Minority interest in variable interest entity                                          (375)             (1,142)
                                                                                  ---------           ---------
Income from continuing operations                                                    19,997              17,210
Discontinued operations, net of tax                                                       0              (3,486)
                                                                                  ---------           ---------
Net income                                                                        $  19,997           $  13,724
                                                                                  =========           =========
Per share amounts:
  Income from continuing operations                                               $    0.46           $    0.38
  Discontinued operations                                                              0.00               (0.08)
                                                                                  ---------           ---------
  Net income                                                                      $    0.46           $    0.30
                                                                                  =========           =========
  Diluted weighted average shares outstanding                                        43,702              45,473
                                                                                  =========           =========

                                 FLOWERS FOODS
                                SEGMENT REPORTING
                                 (000's omitted)



                                       FOR THE 16 - WEEK           For the 16 - Week
                                         PERIOD ENDED                  Period Ended
                                       -----------------           ------------------
                                         APRIL 23, 2005               April 24, 2004
                                       -----------------           ------------------
Sales:
  Flowers Bakeries Group                   $ 396,674                      $ 357,146
  Flowers Specialty Group                    109,366                        100,693
                                           ---------                      ---------
                                           $ 506,040                      $ 457,839
                                           =========                      =========



EBITDA from Continuing Operations:
  Flowers Bakeries Group                   $  44,004                      $  43,349
  Flowers Specialty Group                     12,927                         10,108
  Flowers Foods                               (7,646)                       (10,106)
                                           ---------                      ---------
                                           $  49,285                      $  43,351
                                           =========                      =========

Depreciation and Amortization:
  Flowers Bakeries Group                   $  14,393                      $  13,345
  Flowers Specialty Group                      3,343                          3,585
  Flowers Foods                                    4                            (28)
                                           ---------                      ---------
                                           $  17,740                      $  16,902
                                           =========                      =========


EBIT from Continuing Operations:
  Flowers Bakeries Group                   $  29,611                      $  30,004
  Flowers Specialty Group                      9,584                          6,523
  Flowers Foods                               (7,650)                       (10,078)
                                           ---------                      ---------
                                           $  31,545                      $  26,449
                                           =========                      =========





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                                  FLOWERS FOODS
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (000's omitted)

                                                                                    APRIL 23, 2005
                                                                                   ----------------
ASSETS
        Cash and Cash Equivalents                                                     $ 30,443

        Other Current Assets                                                           212,034

        Property, Plant & Equipment, net                                               429,239

        Distributor Notes Receivable (includes $8,072 current portion)                  82,112

        Other Assets                                                                    16,602

        Cost in Excess of Net Tangible Assets, net                                      76,998
                                                                                      --------
        Total Assets                                                                  $847,428
                                                                                      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

        Current Liabilities                                                           $149,771

        Bank Debt                                                                       59,000

        Other Debt and Capital Leases (includes $4,475 current portion)                 27,002

        Other Liabilities                                                               98,006

        Minority Interest in Variable Interest Entity                                    3,024

        Common Stockholders' Equity                                                    510,625
                                                                                      --------
        Total Liabilities and Stockholders' Equity                                    $847,428
                                                                                      ========


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                                 FLOWERS FOODS
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                (000's omitted)



                                                               FOR THE 16 - WEEK
                                                                  PERIOD ENDED
                                                               -----------------
                                                                 APRIL 23, 2005
                                                               -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                          $ 19,997
Adjustments to reconcile net income to net cash
  from operating activities:
        Depreciation and amortization                                 17,740
        Minority interest in variable interest entity                    375
        Pension contribution                                         (25,000)
Changes in assets and liabilities                                     (6,183)
                                                                    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                              6,929
                                                                    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchase of property, plant and equipment                     (8,168)
        Other                                                             87
                                                                    --------
NET CASH DISBURSED FOR INVESTING ACTIVITIES                           (8,081)
                                                                    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Dividends paid                                                (5,347)
        Stock options exercised                                        1,209
        Stock repurchases                                            (78,207)
        Increase in book overdraft                                     8,144
        Proceeds from debt borrowings                                 59,000
        Debt and capital lease obligation payments                      (662)
                                                                    --------
NET CASH DISBURSED FOR FINANCING ACTIVITIES                          (15,863)
                                                                    --------
Net decrease in cash and cash equivalents                            (17,015)
Cash and cash equivalents at beginning of period                      47,458
                                                                    --------
Cash and cash equivalents at end of period                          $ 30,443
                                                                    ========